Exhibit 10.19

MARTEN TRANSPORT, LTD.

2009 NON-DRIVER EMPLOYEE BONUS PLAN

I.                                         GENERAL

A.                                   Plan Purpose.  In an effort to maintain a position of leadership in the highly competitive business segments in which Marten Transport, Ltd. (the “Company”) competes, it is necessary to promote the financial interests of the Company and its Subsidiaries, including its growth, by attracting and retaining highly qualified non-driver employees possessing outstanding ability, motivating such employees by means of performance related incentives, and providing incentive compensation opportunities which are competitive with those of similar corporations.  The Marten Transport, Ltd. 2009 Non-driver Employee Bonus Plan (the “Plan”) is designed to assist the Company in attaining these objectives.

B.                                     Cash Bonus Plan.  The Plan is a cash bonus plan and is not intended to be (and shall not be construed and administered as) a deferred compensation plan or an employee benefit plan within the meaning of ERISA.  Bonus Awards under this Plan are intended to be discretionary and shall not constitute a part of an employee’s regular rate of pay for any purpose.

C.                                     Effective Date; Term.  The provisions of the Plan are effective as of January 1, 2009 and shall continue until the Committee shall, in their sole and absolute discretion, determine whether Bonus Awards will be granted for the Award Year, subject to earlier termination by the Company.

D.                                    Definitions.  Unless the context requires otherwise, the following terms when used with initial capitalization have the following meanings:

Award Year — Calendar year 2009.

Base Salary — The annual base compensation paid to a Participant for the Award Year and base pay not paid during the Award Year as a result of an earnings reduction election under any deferred compensation plan or any other arrangement.

Board — The Board of Directors of the Company.

Bonus Award — The cash bonus payable to a Participant as determined under Section III, subject to the terms of the Plan.

Code — The Internal Revenue Code of 1986, as from time to time amended including any related regulations.

Committee — The Compensation Committee of the Board.

Company — Marten Transport, Ltd.

Designated Subsidiary — A subsidiary of the Company that has been designated by the Committee from time to time, in its sole and absolute discretion, as eligible to participate in the Plan.

Director — Each director level employee of the Company or a Designated Subsidiary.

Eligible Employee — Each non-driver employee of the Company or a Designated Subsidiary who is employed by the Company or a Designated Subsidiary on the date of the Bonus Award grant.

Employer — The Company and any Designated Subsidiary.

ERISA — The Employee Retirement Income Security Act of 1974, as from time to time amended, including any related regulations.

Executive Officer — Each executive officer of the Company who has been elected as an executive officer, within the meaning of the rules of the Securities and Exchange Commission, by the Board.

Non-Driver Employee — Each non-driver employee of the Company or a Designated Subsidiary who is not an Executive Officer or a Director.

Participant — Each Eligible Employee who is designated as a Participant for the Award Year by the Committee.

Plan — The Marten Transport, Ltd. 2009 Non-driver Employee Bonus Plan, as evidenced by this written instrument as may be amended from time to time.

Senior Management —The executive officer group led by the President, with the concurrence of the Chief Executive Officer.

Subsidiary — Any entity, corporate or otherwise, in which the Company, directly or indirectly, owns or controls a greater than 50% interest.

II.                                     PARTICIPATION

A.                                   Participants.  Participants will be determined annually by the Committee from among the Company’s Eligible Employees.  Designation as a Participant will apply only for the Award Year.

B.                                     Termination of Employment.  In order to be entitled to receive a payment for a Bonus Award for the Award Year, a Participant must be employed by the Company or a Designated Subsidiary on the date of the Bonus Award grant.

III.                                 COMPUTATION AND PAYMENT OF BONUS AWARDS

A.                                   Formula Bonus.

1.                                       Executive Officers. Each Executive Officer will be eligible to earn a Bonus Award for the Award Year in an amount up to a maximum of 75% of his or her Base Salary, as recommended by the Chief Executive Officer of the Company (or person performing such function) and approved by the Compensation Committee.

2.                                       Directors. Each Director will be eligible to earn a Bonus Award for the Award Year in an amount up to a maximum of 22.5% of his or her Base Salary, as determined by Senior Management of the Company.

3.                                       Non-driver Employees. Each Non-driver Employee will be eligible to earn a Bonus Award for the Award Year in an amount up to a maximum of 7.5% of his or her Base Salary, as determined by Senior Management of the Company.

B.                                     Committee’s Discretion.  The Committee shall, in its sole and absolute discretion, determine each Executive Officer’s Bonus Award for the Award Year, and Senior Management shall determine each Director’s and Non-driver Employee’s Bonus Award for the Award Year, subject to any changes or determinations by the Committee before Senior Management properly grants such Director’s or Non-driver Employee’s Bonus Award, which determination shall be based on, among other things, an evaluation of such Participant’s individual performance and the Company’s business results for the Award Year.

C.                                     Cash Payment.  Subject to a Participant’s right (if any) to elect to defer receipt of all or a portion of such Participant’s Bonus Award under the terms of a plan authorizing such deferral, payment of a Bonus Award will be made in cash as soon as practicable following the end of the Award Year, without interest, but in any event by the March 15 following the end of the Award Year.

D.                                    Withholding Taxes.  Notwithstanding any of the foregoing provisions, the Employer shall withhold from any payment to be made hereunder such amounts as it reasonably determines it may be required to withhold under any applicable federal, state or other law, and transmit such withheld amounts to the appropriate authorities.

E.                                      Payment in Event of Incapacity.  If any individual entitled to receive any payment under the Plan is, in the judgment of the Committee, physically, mentally or legally incapable of receiving or acknowledging receipt of the payment, and no legal representative has been appointed for the individual, the Committee may (but is not required to) cause the payment to be made to any one or more of the following as may be chosen by the Committee; the institution maintaining the individual; a custodian for the individual under the Uniform Transfers to Minors Act of any state; or the individual’s spouse, child, parent, or other relative by blood or marriage.  The Committee is not required to see to the proper application of any such payment, and the payment completely discharges all claims under the Plan against the Company, and the Plan to the extent of the payment.

F.                                      Payment in the Event of Death.  Payment of a Bonus Award to a deceased Participant will be made to the Participant’s heirs determined pursuant to the applicable laws of inheritance or descent.

IV.                                 PLAN ADMINISTRATION

A.                                   Plan Administration.  The Committee or its delegate has the authority and responsibility to manage and control the general administration of the Plan.  This Plan is not intended to modify or limit the powers, duties or responsibilities of the Committee as set forth under the Charter for the Committee as adopted by the Board from time to time.  Determinations, decisions and actions of the Committee, in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon any Participant and any person claiming under or through the Participant.  No employee of an Employer, any member of the Board, any delegate of the Board, or any member of the Committee will be liable for any determination, decision, or action made in good faith with respect to the Plan or any Bonus Award made under the Plan.

B.                                     Compensation Committee.  The Compensation Committee has the sole authority and responsibility to establish the amount of any Bonus Award payable to any Participant, except as noted above by Senior Management.

V.                                     AMENDMENT OR TERMINATION

The Plan may at any time be amended, modified, or terminated, as the Committee in its sole and absolute discretion determines. Such amendment, modification, or termination of the Plan will not require the consent, ratification, or approval of any party, including any Participant.

VI.                                 MISCELLANEOUS

A.                                   Non-Assignability.  A Participant’s rights and interests in and to payment of any Bonus Award under the Plan may not be assigned, transferred, encumbered or pledged other than by will or the laws of descent and distribution; and are not subject to attachment, garnishment, execution or other creditor’s processes.

B.                                     No Contract of Employment.  Neither the Plan, nor any Bonus Award, constitutes a contract of employment, and participation in the Plan will not give any employee the right to be retained in the service of the Company or any Subsidiary or continue in any position or at any level of compensation.

C.                                     Controlling Law.  This Plan and all determinations made and actions taken pursuant hereto to the extent not preempted by federal laws, will be governed and construed by the internal laws of the State of Wisconsin, except its laws with respect to choice of law.

D.                                    Unfunded, Unsecured Obligation.  A Participant’s only interest under the Plan shall be the right to receive a cash payment for a Bonus Award pursuant to the terms of the Bonus Award and the Plan.  No portion of the amount payable to a Participant under this Plan shall be held by the Company or any Subsidiary in trust or escrow or any other form of asset segregation.  To the extent that a Participant acquires a right to receive a cash payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company, and no trust in favor of any Participant will be implied.